SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

FILED BY THE REGISTRANT ☐                            FILED BY A PARTY OTHER THAN THE REGISTRANT ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss. 240.14a-12

TOMOTHERAPY INCORPORATED

(Name of Registrant as Specified In Its Charter)

AVALON PORTFOLIO, LLC

AVALON TECHNOLOGY, LLC

AVALON CAPITAL GROUP, INC.

THEODORE WAITT

JONATHAN MCCLOSKEY

TIMOTHY DOOLING

H. MICHAEL COLLINS

ANDREW JONES

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

On April 7, 2009, Avalon Capital Group, Inc., Avalon Portfolio, LLC and Avalon Technology, LLC (collectively, the “Avalon Parties”) entered into an agreement (the “Settlement Agreement”) with TomoTherapy Incorporated (the “Company”) pursuant to which, among other things, the Company will appoint Jonathan McCloskey, a portfolio manager at Avalon Capital Group, Inc., to its Board of Directors effective April 15, 2009 and nominate Mr. McCloskey for election at the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”) and, subject to certain conditions, at the Company’s 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”). The Avalon Parties agreed to vote for the reelection of the Company’s director nominees at the 2009 Annual Meeting and, subject to certain conditions, at the 2010 Annual Meeting. The Company also agreed to appoint an additional independent director that is mutually agreed by the parties. Under the Settlement Agreement, among other things, the Avalon Parties agreed, effective as of Mr. McCloskey’s appointment, to withdraw its director nominations for the 2009 Annual Meeting and terminate its solicitation activities with respect to the meeting. The Avalon Parties also agreed to restrictions with respect to proxy solicitation and other matters, which would terminate no later than the earlier of the Company’s 2011 Annual Meeting of Shareholders or April 30, 2011.

On April 8, 2009, the Company and the Avalon Parties issued a joint press release announcing the Settlement Agreement. A copy of the press released is attached as Exhibit 1.